EXHIBIT 11


PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Primary
(in millions except per share amounts, unaudited)


                                             12 Week Periods Ended
                                               3/25/95   3/19/94


Shares outstanding at beginning
 of period                                      789.8     798.8

Weighted average of shares issued
  during the period for exercise of
  stock options, conversion of
  debentures, acquisitions and
  payment of compensation awards                  0.8       0.9

Shares repurchased (weighted)                    (2.3)     (2.3)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and
  payment of compensation awards,
  net of shares assumed to have been
  purchased for treasury (at the
  average price) with assumed proceeds
  from exercise of stock options and
  compensation awards                            11.2      12.6

Total shares - primary                          799.5     810.0

Income before cumulative effect of
 accounting changes                          $  321.1  $  282.8

  Cumulative effect of accounting changes:
   Postemployment benefits                          -     (55.3)
   Pension assets                                   -      23.3

Net income                                   $  321.1  $  250.8

Income (charge) per share:
 Before cumulative effect of
  accounting changes                         $   0.40  $   0.35
   Cumulative effect of accounting changes:
    Postemployment benefits                         -     (0.07)
    Pension assets                                  -      0.03

Net income per share - primary               $   0.40  $   0.31








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PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Fully Diluted (in millions except per share amounts, unaudited)



                                             12 Week Periods Ended
                                               3/25/95   3/19/94


Shares outstanding at beginning
  of period                                     789.8     798.8

Shares issued during the period for
  exercise of stock options,
  conversion of debentures,
  acquisitions and payment of
  compensation awards                             1.9       1.9

Shares repurchased (weighted)                    (2.3)     (2.3)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and payment
  of compensation awards, net of
  shares assumed to have been
  purchased for treasury (at the
  higher of average or quarter-end
  price) with assumed proceeds from
  exercise of stock options and
  compensation awards                            12.9      12.2

Total shares - fully diluted                    802.3     810.6

Income before cumulative effect of
 accounting changes                          $  321.1  $  282.8

  Cumulative effect of accounting changes:
   Postemployment benefits                          -     (55.3)
   Pension assets                                   -      23.3

Net income                                   $  321.1  $  250.8

Income (charge) per share:
 Before cumulative effect of
  accounting changes                         $   0.40  $   0.35
   Cumulative effect of accounting changes:
    Postemployment benefits                         -     (0.07)
    Pension assets                                  -      0.03

Net income per share - fully diluted         $   0.40  $   0.31









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